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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -------------------------------------

                                 SCHEDULE 14D-9
                      SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                            NTS-PROPERTIES VII, LTD.
                            (NAME OF SUBJECT COMPANY)

                            NTS-PROPERTIES VII, LTD.
                       (NAMES OF PERSON FILING STATEMENT)

                          LIMITED PARTNERSHIP INTERESTS
                         (TITLE OF CLASS OF SECURITIES)

                                    62942E506
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                     J.D. NICHOLS, MANAGING GENERAL PARTNER
                                       OF
                          NTS-PROPERTIES ASSOCIATES VII
                             10172 LINN STATION ROAD
                           LOUISVILLE, KENTUCKY 40223
                                 (502) 426-4800
(NAME, ADDRESS AND TELEPHONE NUMBERS OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
           COMMUNICATIONS ON BEHALF OF THE PERSONS FILING STATEMENT)

                                    COPY TO:

                               MARK BORRELLI, ESQ.
                             SHEFSKY & FROELICH LTD.
                      444 NORTH MICHIGAN AVENUE, SUITE 2500
                             CHICAGO, ILLINOIS 60611
                                 (312) 836-4014

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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ITEM 1.  SUBJECT COMPANY INFORMATION.

         (a) The name of the subject company is NTS-Properties VII, Ltd., a Florida limited partnership (the "Partnership"). The Partnership's principal executive offices are located at 10172 Linn Station Road, Louisville, Kentucky 40223 and its telephone number is (502) 426-4800.

         (b) The subject class of equity securities is limited partnership interests in the Partnership (the "Interests"). As of the date of the Offer, the Partnership had 552,241 outstanding Interests held by 866 holders of record.

ITEM 2. IDENTITY AND BACKGROUND OF FILING PERSON.

         (a) The name and business address of the Partnership, which is the person filing this Schedule 14D-9, are set forth in Item 1 above.

         (d) This Schedule 14D-9 relates to an Offer to Purchase dated May 10, 2002 (the "Offer to Purchase") by ORIG, LLC ("ORIG"), a Kentucky limited liability company and affiliate of the Partnership (the "Offeror"), to purchase for cash up to 20,000 Interests from limited partners that are not affiliates of the Offeror, at a price of $6 per Interest, subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") included as exhibits to a Schedule TO (the "Schedule TO") filed by the Offeror, along with additional bidders J.D. Nichols and Brian F. Lavin, on May 10, 2002. The Offer to Purchase and the Letter of Transmittal have been included as Exhibit (a)(1)(i) and (a)(1)(ii) hereto, respectively, and each is incorporated herein by reference where specifically indicated.

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         (d) Information contained under the heading "Risk Factors" and in
Section 11 of the Offer to Purchase is incorporated herein by this reference.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

         (a)-(b) Information contained under the heading "Risk Factors" of the Offer to Purchase is incorporated herein by this reference.

         (c) Information contained in the Introduction and Section 1 of the Offer to Purchase is incorporated herein by this reference.

ITEM 5.  PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

         (a) Information contained in Section 15 of the Offer to Purchase is incorporated herein by this reference.

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ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

         (b) Information contained in Section 13 of the Offer to Purchase is incorporated herein by this reference.

ITEM 7.  PURPOSE OF THE TRANSACTION AND PLANS OR PROPOSALS.

         (d)(1) Information contained in Section 1 of the Offer to Purchase is incorporated herein by this reference.

         (d)(2) Not Applicable.

ITEM 8.  ADDITIONAL INFORMATION.

         (b) None.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(1)(i) Offer to Purchase dated May 10, 2002 (Incorporated by reference to Exhibit (a)(1)(i) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(ii) Form of Letter of Transmittal (Incorporated by reference to Exhibit (a)(1)(ii) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(iii) Form of Affidavit and Indemnification Agreement for Missing Certificate(s) of Ownership (Incorporated by reference to Exhibit (a)(1)(iii) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(iv) Form of Letter to Limited Partners (Incorporated by reference to Exhibit (a)(1)(iv) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(v) Substitute Form W-9 with Guidelines (Incorporated by reference to Exhibit (a)(1)(v) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(2)            None.

(a)(3)            None.

(a)(4)            None.

(a)(5)            None.

(e) Section 11 of the Offer to Purchase sent by ORIG to Limited Partners on May 10, 2002 (Incorporated by reference to Exhibit
                  (a)(1)(i) to Schedule TO filed by ORIG, J.D. Nichols and Brian
                  F. Lavin on May 10, 2002).

(g)               None.


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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 10, 2002       NTS-PROPERTIES VII, LTD. a Florida limited partnership

                             By:      NTS-PROPERTIES ASSOCIATES VII, a
                                      Kentucky limited partnership and General
                                      Partner

                             By:      /s/ J.D. Nichols
                                      -----------------------------------------
                                      J.D. Nichols, Managing General Partner




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                                    EXHIBITS

  Exhibit
  Number              Description
  ------              -----------

(a)(1)(i) Offer to Purchase dated May 10, 2002 (Incorporated by reference to Exhibit(a)(1)(i) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(ii) Form of Letter of Transmittal (Incorporated by reference to Exhibit (a)(1)(ii) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(iii) Form of Affidavit and Indemnification Agreement for Missing Certificate(s) of Ownership (Incorporated by reference to Exhibit (a)(1)(iii) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(iv) Form of Letter to Limited Partners (Incorporated by reference to Exhibit (a)(1)(iv)to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(1)(v) Substitute Form W-9 with Guidelines (Incorporated by reference to Exhibit(a)(1)(v) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10, 2002).

(a)(2)            None.

(a)(3)            None.

(a)(4)            None.

(a)(5)            None.

(e) Section 11 of the Offer to Purchase dated May 10, 2002 (Incorporated by reference to Exhibit (a)(1)(i) to Schedule TO filed by ORIG, J.D. Nichols and Brian F. Lavin on May 10,
                  2002).

(g)               None.